Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Second Quarter Results

Whippany, New Jersey, May 8, 2025 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced earnings for its second quarter ended March 29, 2025.

Net income for the second quarter of fiscal 2025 was $137.1 million, or $2.11 per Common Unit, compared to net income of $111.5 million, or $1.73 per Common Unit, for the second quarter of fiscal 2024. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, as defined and reconciled below) for the second quarter of fiscal 2025 improved $28.0 million, or 19.1%, to $175.0 million, compared to the prior year second quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “The fiscal 2025 second quarter was an outstanding quarter for Suburban Propane -- delivering solid operating results, making continued progress on the execution of our long-term strategic initiatives and improving our financial metrics. Following an unseasonably warm first quarter, we experienced a widespread cold weather pattern across much of our operating footprint during January and February, with sustained cold temperatures not seen in nearly ten years. Our dedicated operations personnel were well-prepared, and executed safely and tirelessly in response to the surge in heat-related customer demand, which enabled us to deliver a 15.5% increase in volumes sold compared to the prior year second quarter. The strong volume performance, combined with effective margin management during a rising commodity price environment and expense discipline, contributed to a 19.1% increase in Adjusted EBITDA compared to the prior year second quarter.”

Mr. Stivala continued, “In our renewable natural gas (“RNG”) operations, average daily RNG injection for the second quarter improved from the first quarter, and was down slightly compared to the prior year second quarter. RNG injection was affected by extremely cold ambient air temperatures in the Arizona area, which negatively impacted anaerobic digestion and the biogas to RNG upgrading process at our Stanfield facility, along with planned downtime to install enhancements to heating capacity. During the quarter, we continued to advance our capital projects to construct the anaerobic digester system in upstate New York and the gas upgrade equipment at our existing anaerobic digestion facility in Columbus, Ohio.”

Mr. Stivala concluded, “In early February, we entered into an At-the Market (“ATM”) equity sales program to sell up to $100.0 million of newly issued Common Units. Under the program, we may sell Common Units from time to time, at prevailing market prices, through registered placement agents acting on behalf of the Partnership in a controlled and disciplined manner. The ATM program will support our long-term strategic growth plan to foster the growth of our core propane business and make strategic investments in lower carbon renewable energy alternatives, while also maintaining balance sheet flexibility. During the second quarter, we raised net proceeds of $8.8 million under the program, which was used to repay outstanding debt.”

Retail propane gallons sold in the second quarter of fiscal 2025 of 162.0 million gallons increased 15.5% compared to the prior year second quarter, primarily due to the impact of sustained widespread cooler temperatures on heat-related demand and contributions from the Partnership’s recent propane acquisitions. Average temperatures (as measured by heating degree days) across all of the Partnership’s service territories during the second quarter of fiscal 2025 were 5% warmer than normal and 9% cooler than the prior year second quarter. During January and February, which are the most critical months for heat-related demand during the second quarter, average temperatures were comparable to normal and 13% colder than the same period last year.

Average propane prices (basis Mont Belvieu, Texas) for the second quarter of fiscal 2025 increased 7.2% compared to the prior year second quarter. Total gross margin of $345.3 million for the second quarter of fiscal 2025 increased $37.3 million, or 12.1%, compared to the prior year second quarter. Gross margin for the second quarter of fiscal 2025 included a $0.7 million unrealized gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $5.9 million unrealized gain in the prior year second quarter. These non-cash adjustments, which were reported in cost of products sold, were excluded from Adjusted EBITDA for both periods. Excluding the impact of the mark-to-market adjustments, total gross margin increased $42.5 million, or 14.1%, compared to the prior year second quarter, primarily due to higher propane volumes sold.

Combined operating and general and administrative expenses of $169.3 million for the second quarter of fiscal 2025 increased $14.9 million, or 9.7%, compared to the prior year second quarter, primarily due to higher payroll and benefit-related expenses, overtime and other variable operating costs to support the increase in customer demand, as well as higher variable compensation expense associated with the increase in earnings.

During the second quarter of fiscal 2025, the Partnership utilized cash flows from operating activities and net proceeds from the issuance of Common Units under its ATM program to repay $10.1 million in borrowings under the Partnership’s revolving credit facility. The Consolidated Leverage Ratio, as defined in the Partnership’s credit agreement, for the twelve-month period ended March 29, 2025 improved to 4.54x.

As previously announced on April 24, 2025, the Partnership’s Board of Supervisors declared a quarterly distribution of $0.325 per Common Unit for the three months ended March 29, 2025. On an annualized basis, this distribution rate equates to $1.30 per Common Unit. The distribution is payable on May 13, 2025 to Common Unitholders of record as of May 6, 2025.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, renewable natural gas (“RNG”), fuel oil and related products and services, as well as a marketer of natural gas and electricity and producer of and investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 700 locations across 42 states.

Suburban Propane is supported by three core pillars: (1) Suburban Commitment – showcasing Suburban Propane’s almost 100-year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares – highlighting continued dedication to giving back to local communities across Suburban Propane’s national footprint; and (3) Go Green with Suburban Propane – promoting the clean burning and versatile nature of propane and renewable propane as a bridge to a green energy future and investing in the next generation of innovative, renewable energy alternatives.

For additional information on Suburban Propane, please visit www.suburbanpropane.com.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

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The impact of weather conditions on the demand for propane, renewable propane, fuel oil and other refined fuels, natural gas, renewable natural gas (“RNG”) and electricity;
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The impact of climate change and potential climate change legislation on the Partnership and demand for propane, fuel oil and other refined fuels, natural gas, RNG and electricity;

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Volatility in the unit cost of propane, renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;
•
The ability of the Partnership to compete with other suppliers of propane, renewable propane, fuel oil, RNG and other energy sources;
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The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, including hostilities in the Middle East, Russian military action in Ukraine, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters;
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Economic volatility and downturns, including as a result of trade conflict and uncertainty and the impact of tariffs;
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The ability of the Partnership to acquire and maintain sufficient volumes of, and the costs to the Partnership of acquiring, reliably transporting and storing, propane, renewable propane, fuel oil and other refined fuels;
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The ability of the Partnership to attract and retain employees and key personnel to support the growth of our business;
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The ability of the Partnership to retain customers or acquire new customers;
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The impact of customer conservation, energy efficiency, general economic conditions and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas, RNG and electricity;
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The ability of management to continue to control expenses and manage inflationary increases in fuel, labor and other operating costs;
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Risks related to the Partnership’s renewable fuel projects and investments, including the willingness of customers to purchase fuels generated by the projects, the permitting, financing, construction, development and operation of supporting facilities, the Partnership’s ability to generate a sufficient return on its renewable fuel projects, the Partnership’s dependence on third-party partners to help manage and operate renewable fuel investment projects, and increased regulation and dependence on government funding for commercial viability of renewable fuel investment projects;
•
The generation and monetization of environmental attributes produced by the Partnership’s renewable fuel projects, changes to legislation and/or regulations concerning the generation and monetization of environmental attributes and pricing volatility in the open markets where environmental attributes are traded;
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The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, human health and safety laws and regulations, derivative instruments, the sale or marketing of propane and renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity, including the impact of recently adopted and proposed changes to New York law and changed priorities of the U.S. presidential administration, and other regulatory developments that could impose costs and liabilities on the Partnership’s business;
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The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
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The impact of legal risks and proceedings on the Partnership’s business;
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The impact of operating hazards that could adversely affect the Partnership’s reputation and its operating results to the extent not covered by insurance;
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The Partnership’s ability to make strategic acquisitions, successfully integrate them and realize the expected benefits of those acquisitions;
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The ability of the Partnership and any third-party service providers on which it may rely for support or services to continue to combat cybersecurity threats to their respective and shared networks and information technology;
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Risks related to the Partnership’s plans to diversify its business;

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The impact of current conditions in the global capital, credit and environmental attribute markets, and general economic pressures; and
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Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s most recent Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 28, 2024 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Six Months Ended March 29, 2025 and March 30, 2024

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
Revenues
Propane	$525,256	$437,564	$855,539	$750,922
Fuel oil and refined fuels	33,364	31,595	51,025	55,493
Natural gas and electricity	9,025	8,713	15,078	15,206
All other	20,018	20,215	39,350	42,300
	587,663	498,087	960,992	863,921

Costs and expenses
Cost of products sold	242,362	190,120	389,524	343,173
Operating	139,377	128,311	262,530	250,381
General and administrative	29,911	26,071	56,764	51,641
Depreciation and amortization	17,600	16,725	34,699	33,118
	429,250	361,227	743,517	678,313

Operating income	158,413	136,860	217,475	185,608

Loss on debt extinguishment	—	215	—	215
Interest expense, net	20,567	19,919	40,179	38,111
Other, net	729	5,194	20,196	11,047

Income before (benefit from) provision for income taxes	137,117	111,532	157,100	136,235
(Benefit from) provision for income taxes	(4)	32	559	281

Net income	$137,121	$111,500	$156,541	$135,954

Net income per Common Unit - basic	$2.11	$1.73	$2.42	$2.12
Weighted average number of Common Units outstanding - basic	64,876	64,363	64,711	64,239

Net income per Common Unit - diluted	$2.10	$1.72	$2.41	$2.10
Weighted average number of Common Units outstanding - diluted	65,262	64,818	65,034	64,626

Supplemental Information:
EBITDA (a)	$175,284	$148,176	$231,978	$207,464
Adjusted EBITDA (a)	$175,044	$147,022	$250,345	$222,254
Retail gallons sold:
Propane	162,027	140,243	267,766	246,788
Refined fuels	7,760	6,992	12,127	12,248
Capital expenditures:
Maintenance	$8,041	$5,577	$12,659	$10,668
Growth	$11,268	$8,969	$30,493	$15,028

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(a) EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
Net income	$137,121	$111,500	$156,541	$135,954
Add:
(Benefit from) provision for income taxes	(4)	32	559	281
Interest expense, net	20,567	19,919	40,179	38,111
Depreciation and amortization	17,600	16,725	34,699	33,118
EBITDA	175,284	148,176	231,978	207,464
Unrealized non-cash (gains) losses on changes in fair value of derivatives	(744)	(5,868)	(4,378)	4,918
Equity in losses and impairment charges for investments in unconsolidated affiliates	504	4,499	22,745	9,657
Loss on debt extinguishment	—	215	—	215
Adjusted EBITDA	$175,044	$147,022	$250,345	$222,254

We also reference gross margins, computed as revenues less cost of products sold as those amounts are reported on the consolidated financial statements. Our management uses gross margin as a supplemental measure of operating performance and we are including it as we believe that it provides our investors and industry analysts with additional information that we determined is useful to evaluate our operating results. As cost of products sold does not include depreciation and amortization expense, the gross margin we reference is considered a non-GAAP financial measure.

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the SEC. Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.